Exhibit 23.5

Consent of Independent Auditors

The Managing Member of Cheniere Pipeline GP Interests, LLC:

We consent to the use of our report dated June 15, 2018 with respect to the balance sheets of Cheniere Creole Trail Pipeline, L.P. as of December 31, 2017 and 2016, and the related statements of operations, partners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “financial statements”), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to a change in method of accounting for revenue recognition.

(signed) KPMG LLP

Houston, Texas

June 15, 2018